PRESS RELEASE	EXHIBIT 99

Scripps Networks Interactive reports fourth quarter financial results

•	Revenues of $605 million, up 9.2 percent

•	Segment profit of $266 million, up 3.3 percent

•	Income from continuing operations of $2.02 per share, including adjustments

For immediate release

Feb. 7, 2013

KNOXVILLE, Tenn. — Scripps Networks Interactive, Inc. (NYSE: SNI) today reported operating results for the fourth quarter 2012.

Consolidated revenues for the quarter increased 9.2 percent to $605 million from the prior-year period. Results for the three-month period ended Dec. 31 reflect solid advertising revenue of $414 million, up 5.1 percent, and affiliate fee revenue of $174 million, up 18 percent year-over-year.

Expenses for the quarter increased 14 percent from the prior-year period to $339 million. The increase was driven primarily by higher employee costs and investments in planned domestic and international growth initiatives. Also contributing to the increase was higher programming amortization and marketing expenses to drive viewership at all of the company’s lifestyle television networks.

Total segment profit increased 3.3 percent to $266 million. (See note 2 for a definition of segment profit.)

Fourth quarter income from continuing operations attributable to Scripps Networks Interactive was $306 million, or $2.02 per diluted share, compared with $135 million, or $0.84 in the fourth quarter of 2011. Included in the fourth quarter 2012 figure are:

•	Favorable tax adjustments of $202 million, or $1.33 per diluted share; and

•	Asset impairment charges of $22 million, net of tax, or $0.15 per diluted share.

In the prior-year period, net income from continuing operations included favorable tax adjustments of $10.5 million, or $0.07 per diluted share.

Excluding these items in both the current and prior-year periods, fourth quarter 2012 income from continuing operations attributable to Scripps Networks Interactive was $0.84, compared with $0.77 in the fourth quarter of 2011. (See note 1.)

“Our solid fourth-quarter and full-year operating results demonstrate the popularity and superior marketing power of our lifestyle television networks and related interactive businesses,” said Kenneth W. Lowe, chairman, president and chief executive officer of Scripps Networks Interactive. “Since the launch of HGTV in 1994, our lifestyle media businesses have generated 18 consecutive years of growth, creating tremendous value for our shareholders, delivering uncommon value to our advertisers and distributors and engaging media consumers at the highest levels. Underpinning the company’s success is our commitment to remain focused on lifestyle content categories that touch and inspire the everyday lives of media consumers.”

Revenues by network were as follows:

•	Food Network, $215 million, up 5.2 percent.

•	HGTV, $200 million, up 5.1 percent.

•	Travel Channel, $71.1 million, up 5.9 percent.

•	DIY Network, $30.4 million, up 13 percent.

•	Cooking Channel, $24.7 million, up 38 percent.

•	Great American Country (GAC), $7.6 million, up 16 percent.

Revenue from the company’s digital businesses, which include its network-branded websites, was $33.2 million, up 9.1 percent.

Full-year Results

Consolidated operating revenue in 2012 was $2.3 billion, up 11 percent from the prior year. Advertising revenue was $1.6 billion, up 9.0 percent from the prior year. Affiliate fee revenue was $688 million, up 17 percent from the prior year.

Segment profit increased to $1.0 billion, up 6.5 percent from the prior year.

Consolidated income from continuing operations attributable to Scripps Networks Interactive was $681 million, or $4.44 per share, compared with $473 million, or $2.86 per share in 2011. Consolidated income from continuing operations and per share amounts reflect the items disclosed in note 1 to the results of operations.

2013 Full-year Guidance

The company provided the following outlook for 2013.

Total revenue is expected to increase 7 percent to 9 percent.

Cost of services are expected to increase 12 percent to 14 percent.

Selling, general and administrative expenses are expected to increase 7 percent to 9 percent.

Other items:

•	Depreciation and amortization, $115 million to $125 million.

•	Interest expense, $50 million to $55 million.

•	Effective tax rate, 28 percent to 30 percent.

•	Noncontrolling share of net income, $175 million to $185 million.

•	Capital expenditures, $65 million to $70 million.

Conference call

The senior management team of Scripps Networks Interactive will discuss the company’s fourth quarter results during a telephone conference call at 10 a.m. ET today. Scripps Networks Interactive will offer a live webcast of the conference call. To access the webcast, visit www.scrippsnetworksinteractive.com and follow the Investors link at the top of the page. The webcast link can be found next to the microphone icon on the investor relations landing page.

To access the conference call by telephone, dial 800-230-1092 (U.S.) or 612-288-0337 (international) approximately ten minutes before the start of the call. Callers will need the name of the call, “SNI Fourth Quarter Earnings Call,” to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are granted access to the conference call on a listen-only basis.

A replay line will be open from 12:30 p.m. ET Feb. 7 until 11:59 p.m. ET Feb. 21. The domestic number to access the replay is 800-475-6701 and the international number is 320-365-3844. The access code for both numbers is 279208. A replay of the conference call also will be available online. To access the audio replay, visit www.scrippsnetworksinteractive.com approximately four hours after the call, choose Investors then follow the Audio Archives link on the top right side of the investor relations landing page.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-3 of its 2011 Form 10-K filed with the Securities and Exchange Commission.

The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps Networks Interactive

Scripps Networks Interactive is one of the leading developers of lifestyle-oriented content for television and the Internet, where on-air programming is complemented with online video, social media areas and e-commerce components on companion websites and broadband vertical channels. The company’s media portfolio includes popular lifestyle television and Internet brands Food Network, HGTV, Travel Channel, DIY Network, Cooking Channel and country music network Great American Country.

Contact:

Mark Kroeger, Scripps Networks Interactive, Inc., 865-560-5007

mark.kroeger@scrippsnetworks.com

Mike Gallentine, Scripps Networks Interactive, Inc., 865-560-4473

mgallentine@scrippsnetworks.com

SCRIPPS NETWORKS INTERACTIVE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)	Three months ended December 31,			Twelve months ended December 31,
(in thousands, except per share data)	2012	2011	Change	2012	2011	Change
Operating revenues	$604,665	$553,489	9.2%	$2,307,182	$2,072,048	11.3%
Cost of services, excluding depreciation and amortization of intangible assets	(165,855)	(143,594)	15.5%	(610,836)	(526,865)	15.9%
Selling, general and administrative	(172,919)	(152,436)	13.4%	(655,473)	(567,902)	15.4%
Depreciation and amortization of intangible assets	(28,159)	(23,609)	19.3%	(107,591)	(90,080)	19.4%
Write-down of goodwill	(19,663)			(19,663)
Gains (losses) on disposal of property and equipment	856	(666)		754	(603)

Operating income	218,925	233,184	(6.1)%	914,373	886,598	3.1%
Interest expense	(12,869)	(9,773)	31.7%	(50,814)	(36,121)	40.7%
Equity in earnings of affiliates	14,597	20,094	(27.4)%	60,864	49,811	22.2%
Miscellaneous, net	651	6,316		13,340	(17,188)

Income from continuing operations before income taxes	221,304	249,821	(11.4)%	937,763	883,100	6.2%
Income tax benefit (provision)	123,170	(71,586)		(88,107)	(246,452)	(64.2)%

Income from continuing operations, net of tax	344,474	178,235	93.3%	849,656	636,648	33.5%
Income (loss) from discontinued operations, net of tax					(61,252)

Net income	344,474	178,235	93.3%	849,656	575,396	47.7%
Net income attributable to noncontrolling interests	(38,673)	(43,234)	(10.5)%	(168,178)	(163,838)	2.6%

Net income attributable to SNI	$305,801	$135,001		$681,478	$411,558	65.6%

Income from continuing operations attributable to SNI common shareholders per basic share of common stock	$2.03	$0.85		$4.48	$2.87

Income from continuing operations attributable to SNI common shareholders per diluted share of common stock	$2.02	$0.84		$4.44	$2.86

Weighted average basic shares outstanding	150,546	159,727		152,180	164,657

Weighted average diluted shares outstanding	151,711	160,399		153,327	165,572

Net income per share amounts may not foot since each is calculated independently.

SCRIPPS NETWORKS INTERACTIVE, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)	As of
(in thousands, except per share data)	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$437,525	$760,092
Accounts receivable (less allowances: 2012- $5,514; 2011- $5,000)	565,298	553,022
Programs and program licenses	395,017	336,305
Deferred income taxes	26,338	1,799
Other current assets	60,098	64,750

Total current assets	1,484,276	1,715,968
Investments	489,703	455,267
Property and equipment, net	237,308	219,845
Goodwill	551,821	510,484
Other intangible assets, net	678,500	556,095
Programs and program licenses (less current portion)	371,856	299,089
Deferred income taxes	148,501
Other non-current assets	176,833	204,922

Total Assets	$4,138,798	$3,961,670

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$12,633	$12,482
Program rights payable	36,274	50,402
Customer deposits and unearned revenue	44,903	52,814
Employee compensation and benefits	56,553	49,920
Accrued marketing and advertising costs	10,689	6,838
Other accrued liabilities	91,577	60,443

Total current liabilities	252,629	232,899
Deferred income taxes		100,002
Long-term debt	1,384,216	1,383,945
Other liabilities (less current portion)	237,402	148,429

Total liabilities	1,874,247	1,865,275

Redeemable noncontrolling interest	136,500	162,750

Equity:
SNI shareholders’ equity:
Preferred stock, $.01 par - authorized: 25,000,000 shares; none outstanding Common stock, $.01 par:
Class A - authorized: 240,000,000 shares; issued and outstanding: 2012 - 114,570,332 shares; 2011 - 122,828,359 shares	1,146	1,228
Voting - authorized: 60,000,000 shares; issued and outstanding: 2012 - 34,317,173 shares; 2011 - 34,317,173 shares	343	343

Total	1,489	1,571
Additional paid-in capital	1,405,699	1,346,429
Retained earnings	452,598	364,073
Accumulated other comprehensive income (loss)	(38,862)	(33,347)

Total SNI shareholders’ equity	1,820,924	1,678,726
Noncontrolling interest	307,127	254,919

Total equity	2,128,051	1,933,645

Total Liabilities and Equity	$4,138,798	$3,961,670

SCRIPPS NETWORKS INTERACTIVE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve months ended December 31,
	2012	2011
(in thousands)	(unaudited)
Cash Flows from Operating Activities:
Net income	$849,656	$575,396
Loss (income) from discontinued operations		61,252

Income from continuing operations, net of tax	849,656	636,648
Depreciation and amortization of intangible assets	107,591	90,080
Write-down of goodwill	19,663
Amortization of network distribution costs	23,687	42,353
Program amortization	487,138	429,935
Equity in earnings of affiliates	(60,864)	(49,811)
Program payments	(623,484)	(521,243)
Capitalized network distribution incentives	(2,948)	(6,872)
Dividends received from equity investments	61,896	39,420
Deferred income taxes	(284,271)	34,300
Stock and deferred compensation plans	39,492	26,920
Changes in certain working capital accounts:
Accounts receivable	(4,461)	(48,029)
Other assets	(7,228)	628
Accounts payable	(2,157)	2,806
Accrued employee compensation and benefits	10,249	39
Accrued income taxes	(2,365)	21,497
Other liabilities	(5,688)	23,131
Other, net	8,777	(6,140)

Cash provided by (used in) continuing operating activities	614,683	715,662
Cash provided by (used in) discontinued operating activities		13,253

Cash provided by (used in) operating activities	614,683	728,915

Cash Flows from Investing Activities:
Additions to property and equipment	(63,416)	(54,113)
Purchase of long-term investments	(17,089)	(402,217)
Purchase of note receivable due from UKTV		(137,308)
Collections (funds advanced) on note receivable	12,264
Purchase of subsidiary companies, net of cash acquired	(119,036)
Purchase of noncontrolling interest		(3,400)
Other, net	(48,003)	1,881

Cash provided by (used in) continuing investing activities	(235,280)	(595,157)
Cash provided by (used in) discontinued investing activities	10,000	141,786

Cash provided by (used in) investing activities	(225,280)	(453,371)

Cash Flows from Financing Activities:
Proceeds from long-term debt		599,390
Payments on long-term debt		(100,000)
Dividends paid	(73,109)	(61,788)
Dividends paid to noncontrolling interests	(166,351)	(70,500)
Noncontrolling interest capital contribution		52,804
Repurchase of Class A common stock	(600,285)	(500,048)
Proceeds from stock options	121,665	24,491
Deferred loan costs		(4,558)
Other, net	6,675	(5,517)

Cash provided by (used in) financing activities	(711,405)	(65,726)

Effect of exchange rate changes on cash and cash equivalents	(565)	377

Increase (decrease) in cash and cash equivalents	(322,567)	210,195
Cash and cash equivalents:
Beginning of year	760,092	549,897

End of period	$437,525	$760,092

Supplemental Cash Flow Disclosures:
Interest paid, excluding amounts capitalized	$46,682	$32,847
Income taxes paid	348,158	184,114

Notes to Results of Operations

1. OTHER CHARGES AND CREDITS

Income tax adjustments - Our tax provision in the fourth quarter of 2012 reflects an income tax benefit of $213 million arising from the reversal of valuation allowances on deferred tax assets related to capital loss carry forwards. Previously, the Company had estimated that it would be unable to use any of the capital loss carry forwards generated from the sales of the Shopzilla and uSwitch businesses. As a consequence of a restructuring that was completed to achieve a more efficient tax structure, the Company recognized a $574 million capital gain that utilized substantially all of its capital loss carry forwards. As the capital losses are not available in states in which the Company does not file unitary income tax returns, state tax expenses totaling $23.1 million were also recognized. Our fourth quarter 2012 tax provision also includes an $11.8 million favorable tax adjustment that reflects expiring statutes of limitations in certain tax jurisdictions and the related reduction of our liability for uncertain tax positions. These fourth quarter 2012 income tax adjustments increased year-to-date net income attributable to SNI by $202 million, $1.33 per share.

Our tax provision in the fourth quarter of 2011 includes a favorable tax adjustment primarily attributed to expiring statutes of limitations in certain tax jurisdictions and the related reduction of our liability for uncertain tax positions. Net income attributable to SNI was increased $10.5 million, $.07 per share. In the third quarter of 2011, we recorded $14.5 million of favorable income tax adjustments attributed to reaching agreements with certain tax authorities for positions taken in prior period returns and adjustments to foreign income items, state apportionment factors and credits reflected in our filed tax returns. These 2011 income tax adjustments increased year-to-date net income attributable to SNI by $25.0 million, $.15 per share.

Asset write-downs - In connection with our annual impairment test for goodwill, we recorded a $19.7 million non-cash charge in the fourth quarter of 2012 to write-down the goodwill associated with RealGravity to fair value. Equity in earnings of affiliates for the fourth quarter of 2012 also reflects a non-cash charge of $5.9 million to reduce the carrying value of our investments to their estimated fair value. These charges decreased net income attributable to SNI by $22.0 million, $.15 per share.

UKTV - In August 2011, the Company announced that SNI would be acquiring a 50-percent equity interest in UKTV for £239 million and £100 million to acquire the outstanding preferred stock and debt due to Virgin Media, Inc. from UKTV. To minimize the cash flow volatility resulting from British Pound to U.S. dollar currency exchange rate changes, we subsequently entered into foreign currency forward contracts that effectively set the U.S. dollar value for the transaction. We settled these foreign currency exchange forward contracts around the September 30, 2011 closing of the transaction and recognized losses from the contracts totaling $25.3 million. These losses reported within the “Miscellaneous” caption in our consolidated statements of operations reduced net income attributed to SNI $15.7 million, $.10 per share.

Operating results in 2011 include transaction related costs of $6.5 million associated with our acquisition of a 50-percent equity interest in UKTV. Net income attributable to SNI was decreased $4.0 million, $.02 per share.

Food Network Partnership noncontrolling interest - In August 2010, we contributed the Cooking Channel to the Food Network Partnership (the “Partnership”). At the close of our 2010 fiscal year, the noncontrolling owner had not made a required pro-rata capital contribution to the Partnership and as a result its ownership interest was diluted from 31 percent to 25 percent. Accordingly, following the Cooking Channel contribution, profits from the partnership were allocated to the noncontrolling owner at its reduced ownership percentage. In February 2011, the noncontrolling owner made the pro-rata contribution to the Partnership and its ownership interest was returned to the pre-dilution percentage as if the contribution had been made as of the date of the Cooking Channel contribution. The retroactive impact of restoring the noncontrolling owner’s interest in the Partnership increased net income attributed to noncontrolling interest $8.0 million in the first quarter of 2011. Year-to-date net income attributable to SNI was decreased $4.7 million, $.03 per share.

Discontinued operations - Discontinued operations in 2011 reflect a loss on divestiture of $54.8 million related to the sale of the Shopzilla business. No income tax benefit related to the capital losses attributed to the sale was recognized. Year-to-date net income attributable to SNI was decreased $.33 per share.

2. SEGMENT INFORMATION

We determine our business segments based upon our management and internal reporting structure. We manage our operations through one reportable operating segment, Lifestyle Media.

Lifestyle Media includes our national television networks, Food Network, HGTV, Travel Channel, DIY Network, Cooking Channel and Great American Country (“GAC”). Lifestyle Media also includes websites that are associated with the aforementioned television brands and other Internet-based businesses serving food, home and travel related categories. The Food Network and Cooking Channel are included in the Food Network Partnership of which we own approximately 69%. We also own 65% of Travel Channel. Each of our networks is distributed by cable and satellite distributors and telecommunication service providers.

The results of businesses not separately identified as reportable segments are included within our corporate and other caption. Corporate and other includes the results of the lifestyle-oriented channels we operate in Europe, the Middle East, Africa and Asia, operating results from the international licensing of our national networks’ programming, and other interactive and digital business initiatives that are not associated with our Lifestyle Media or international businesses.

Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure we call segment profit. Segment profit excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Refer to Note 4—Non-GAAP Financial Measures, for reconciliations to GAAP measures.

Items excluded from segment profit generally result from decisions made in prior periods or from decisions made by corporate executives rather than the managers of the business segments. Depreciation and amortization charges are the result of decisions made in prior periods regarding the allocation of resources and are therefore excluded from the measure. Financing, tax structure and divestiture decisions are generally made by corporate executives. Excluding these items from our business segment performance measure enables us to evaluate business segment operating performance for the current period based upon current economic conditions and decisions made by the managers of those business segments in the current period.

Information regarding the operating performance of our business segments and a reconciliation to our results of operations is as follows:

(in thousands)	Three months ended December 31,			Twelve months ended December 31,
	2012	2011	Change	2012	2011	Change
Segment operating revenues:
Lifestyle Media	$584,851	$547,867	6.8%	$2,256,367	$2,045,030	10.3%
Corporate and other / intersegment eliminations	19,814	5,622		50,815	27,018	88.1%

Total operating revenues	$604,665	$553,489	9.2%	$2,307,182	$2,072,048	11.3%

Segment profit (loss):
Lifestyle Media	$287,468	$280,729	2.4%	$1,135,557	$1,049,934	8.2%
Corporate and other	(21,577)	(23,270)	(7.3)%	(94,684)	(72,653)	30.3%

Total segment profit	265,891	257,459	3.3%	1,040,873	977,281	6.5%
Depreciation and amortization of intangible assets	(28,159)	(23,609)	19.3%	(107,591)	(90,080)	19.4%
Write-down of goodwill	(19,663)			(19,663)
Gains (losses) on disposal of property and equipment	856	(666)		754	(603)
Interest expense	(12,869)	(9,773)	31.7%	(50,814)	(36,121)	40.7%
Equity in earnings of affiliates	14,597	20,094	(27.4)%	60,864	49,811	22.2%
Miscellaneous, net	651	6,316		13,340	(17,188)

Income from continuing operations before income taxes	$221,304	$249,821	(11.4)%	$937,763	$883,100	6.2%

Operating results from our international operations and the costs associated with other interactive and digital business initiatives increased the segment loss at corporate and other by $1.6 million in the fourth quarter of 2012 and $18.8 million for the year-to-date period of 2012 compared with $3.1 million in the fourth quarter of 2011 and $7.4 million for the year-to-date period of 2011.

Corporate costs in 2011 also include transaction related costs of $6.5 million that were associated with our acquisition of a 50-percent equity interest in UKTV.

3. SUPPLEMENTAL FINANCIAL INFORMATION

Our Lifestyle Media division earns revenue primarily from the sale of advertising time on our national television networks, affiliate fees paid by cable and satellite television operators that carry our network programming, the licensing of its content to third parties, the licensing of its brands for consumer products such as books and kitchenware, and from the sale of advertising on our Lifestyle Media affiliated websites.

Supplemental information for Lifestyle Media is as follows:

(in thousands)	Three months ended December 31,			Twelve months ended December 31,
	2012	2011	Change	2012	2011	Change
Operating revenues by brand:

Food Network	$214,584	$204,066	5.2%	$830,746	$745,605	11.4%
HGTV	200,212	190,576	5.1%	786,285	731,769	7.4%
Travel Channel	71,133	67,174	5.9%	280,387	262,055	7.0%
DIY Network	30,391	26,915	12.9%	121,612	102,995	18.1%
Cooking Channel	24,668	17,829	38.4%	88,531	65,610	34.9%
GAC	7,622	6,581	15.8%	24,549	25,004	(1.8)%
Digital Businesses	33,183	30,420	9.1%	111,629	101,890	9.6%
Other	3,238	4,416	(26.7)%	13,005	10,928	19.0%
Intrasegment eliminations	(180)	(110)		(377)	(826)

Operating revenues by type:

Advertising	$409,405	$392,615	4.3%	$1,554,422	$1,430,144	8.7%
Network affiliate fees, net	166,925	145,361	14.8%	667,741	582,178	14.7%
Other	8,521	9,891	(13.9)%	34,204	32,708	4.6%

Subscribers (1):

Food Network				99,700	99,600	0.1%
HGTV				98,800	98,900	(0.1)%
Travel Channel				94,700	94,900	(0.2)%
DIY Network				58,400	56,500	3.4%
Cooking Channel				60,100	58,200	3.3%
GAC				62,700	62,200	0.8%

(1)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.

4. NON-GAAP FINANCIAL MEASURES

In addition to the results prepared in accordance with GAAP provided in this release, the Company has presented segment profit. A reconciliation of segment profit to operating income determined in accordance with GAAP for each business segment is as follows:

(in thousands)	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
Operating income	$218,925	$233,184	$914,373	$886,598
Depreciation and amortization of intangible assets:
Lifestyle Media	24,938	23,099	98,857	88,030
Corporate and other	3,221	510	8,734	2,050

Write-down of goodwill	19,663		19,663

Losses (gains) on disposal of property and equipment:
Lifestyle Media	534	532	637	469
Corporate and other	(1,390)	134	(1,391)	134

Total segment profit	$265,891	$257,459	$1,040,873	$977,281

The Company defines free cash flow as cash provided by operating activities less dividends paid to noncontrolling interests and acquisitions of property and equipment. The Company measures free cash flow as it believes it is an important indicator for management and investors as to the Company’s liquidity, including its ability to reduce debt, make strategic investments and return capital to shareholders. A reconciliation of free cash flow is as follows:

(in thousands)	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
Segment profit	$265,891	$257,459	$1,040,873	$977,281
Income taxes paid	(93,412)	(46,732)	(348,158)	(184,114)
Interest paid	(7,083)	(158)	(46,682)	(32,847)
Working capital and other	15,690	(27,099)	(31,350)	(44,658)

Cash provided by continuing operating activities	181,086	183,470	614,683	715,662
Dividends paid to noncontrolling interests	(18,170)	(11,824)	(166,351)	(70,500)
Additions to property and equipment	(29,358)	(16,758)	(63,416)	(54,113)

Free cash flow	$133,558	$154,888	$384,916	$591,049

Since segment profit and free cash flow are non-GAAP measures, they should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance reported in accordance with GAAP.